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                                 EXHIBIT 99.1








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                    PRELIMINARY COPY DATED DECEMBER 22, 1998
                                FOR REVIEW ONLY



                       UTAH RESOURCES INTERNATIONAL, INC.
                             297 West Hilton Drive
                                    Suite #4
                            St. George, Utah  84770


                             February 10, 1998



Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders of Utah Resources International, Inc. (the "Company"), to be held at the
Sheraton Four Points Hotel, 1450 South Hilton Drive, St. George, Utah 84770, on Monday, March 8, 1999 at 1:00 p.m, M.S.T.

     The Company is holding the Annual Meeting for the following purposes: (i) to consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common, $.10 par value per share stock (the "Common Stock"), as of 4:30 p.m., MST., on Tuesday March 16, 1999 (the "Effective Date") on the basis that each 1,000 shares of Common Stock then outstanding will be converted in 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split (the "Reverse Split"); (ii) to elect five directors to hold office until the next annual meeting of shareholders or until their successors have been elected and qualified; and (iii) to transact such other business as may properly come before the meeting and any adjournment thereof.

     The Company was organized in Utah in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission. On July 3, 1996, the Company consummated a transaction with Inter-Mountain Capital Corporation ("IMCC"), whereby common stock representing 50.5% of the outstanding stock of the Company was transferred to IMCC for $3.35 per share, payable in accordance with the terms of the Stock Purchase Agreement by and between the Company and IMCC (the "Stock Purchase Agreement"). The transfer of such shares to IMCC was the product of the consummation of a Letter of Intent dated April 5, 1996, as amended (the "Letter of Intent"), the Stock Purchase Agreement, a settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement") and a settlement agreement, by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, Jr. and E. Jay Sheen (the "Morgan Settlement Agreement") (the Letter of Intent, Stock Purchase Agreement, 1996 Settlement Agreement and Morgan Settlement Agreement together are the "Transaction Agreements").



     On the basis that: (i) the Company is contractually required to cause a reverse stock split to occur pursuant to the terms of the Transaction Agreements; (ii) the belief of all of the Board of Directors that the cost of being a "reporting company" is not economically justified as the Company's Common Stock is thinly traded; and (iii) the Company does not presently anticipate raising capital through a public offering, the Board of Directors is presenting this transaction for a vote of the shareholders. Among other things, the Transaction Agreements required the Company to cause a reverse stock split to occur on the terms as provided therein and herein. In addition to the contractual requirement that a reverse stock split occur as required by the Transaction Agreements, the Company's senior management and its Board of Directors have assessed the advantages and disadvantages of the Company being a "reporting company" under the Securities and Exchange Act of 1934, as amended. First, such reporting is very costly. Furthermore, the Board of Directors does not believe that being a "reporting company" has given the Company any significant advantage the Company would not have had as a "non-SEC reporting company." The Company's registration with the SEC has not improved flexibility for current or future financing of corporate expansion through the building of a broader equity base, nor has it made the valuation of shares of the common stock


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Letter to Shareholders of
Utah Resources International, Inc.
February 10, 1999
Page 2


significantly easier (since no active market exists for the sale of stock which is reflective of the Company's operations and earnings potential). Finally, such registration has not resulted in the development of an active public market for the common stock and thus has not provided substantially increased liquidity for shareholders who desire to sell their common stock. Of the approximate 558 shareholders, approximately 479 shareholders of record own fewer than 1,000 shares. These same shareholders have received only a $.10 dividend per share over the entire history of the Company.


     A company with assets of over $10 million becomes a "reporting company" when its shareholders number 500 or more and it complies with applicable securities laws. To thereafter be allowed to become a "non-SEC reporting company" and cease reporting to the Securities and Exchange Commission, the number of shareholders must decline to less than 300. The proposed transaction is designed to result in reducing the number of the Company's shareholders to less than 300, so that the Company will no longer be required to be a reporting company. After considering the transaction, all of the Board of Directors voted in favor of the transaction, and believe that the $3.35 per share price to be paid to participating shareholders is fair to both the recipients of cash and the remaining shareholders. The Board of Directors recommends your affirmative vote. The company obtained a fairness opinion with respect the reverse stock split transaction described herein including the $3.35 per share reverse stock split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed reverse split is fair from a financial point of view to all the Company's shareholders. A copy of the Fairness Opinion is attached to the Proxy Statement as Exhibit b.


     The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal matters to be acted upon at the meeting. Prior to any vote to be taken at the meeting, an opportunity will be provided for questions and discussion by the shareholders. At the meeting, shareholders will be asked to consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common stock as of 4:30 p.m., M.S.T., on Tuesday March 16, 1999, on the basis that each 1,000 shares of common, $.10 par value per share stock then outstanding will be converted into one share of common $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares or any increment thereof (after being given an opportunity to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid cash in exchange for their fractional shares at a pre-reverse-split price of $3.35 per share for each share outstanding as of Friday, February 5, 1999 (the "Record Date").







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Letter to Shareholders of
Utah Resources International, Inc.
February 10, 1999
Page 3


IMCC, the holder of 50.5% of the Company's Common Stock, has indicated that it will vote in favor of the proposal to amend the Company's Articles of Incorporation.

     If the reverse stock split is approved, any shareholder of the Company holding fewer than 1,000 shares of Common Stock or any increment thereof, may
(i) purchase additional shares in order to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share or (ii) sell such shares to the Company based upon a pre-reverse-split price of $3.35 per share.

     Also, as indicated above, a shareholder holding 1,000 shares or more (a "Non-Exercising Shareholder") will have such shares converted into one share of New Stock of the Company for each 1,000 shares of the Company's Common Stock owned, with Non-Exercising Shareholders given the option to (i) purchase additional shares in order to round-up to the next increment of 1,000 shares at a purchase price of $3.35 per share or (ii) sell such fractional shares to the Company based upon a pre-reverse-split price of $3.35 per share.


     In addition, any shareholder holding fewer than 1,000 shares or any increment thereof that does not approve the reverse stock split transaction and believes that such shares have a value in excess of $3.35 per share may, upon following the procedures outlined in the Proxy Statement and Part 13 of the Utah Business Corporation Act, demand payment for the value of the shares believed by such shareholders to be the fair value of such shares.



     As required by the terms of the Transaction Agreements, subsequent to the proposed reverse split, and subject to applicable state and federal securities and state corporate law, any Common Stock redeemed through the reverse split (the "Returned Shares") may be acquired by the remaining shareholders of the Company, other than IMCC or any of its affiliates, as of a record date five days prior to the effectuation of the Reverse Split (the "Returned Shares Record Date"), in increments of 1,000 shares (the "Returned Shares Option"), at a purchase price equal to the pre-reverse-split price of $3.35 per share (the "Returned Shares Purchase Price"). Only those shares for which the Company has received, within 80 days following the Effective Date, a fully and properly executed letter of transmittal accompanied by the required documents will qualify as Returned Shares for purposes of this Returned Shares Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of New Stock. In the event the Returned Shares Option is over-subscribed, then each of the remaining exercising shareholders may purchase the Returned Shares on a pro-rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Returned Shares Record Date less those shares





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Letter to Shareholders of
Utah Resources International, Inc.
February 10, 1999
Page 4


held by IMCC) in blocks of not less than 1,000 shares. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to

                                       x
                                    -------
                                    (y - z)


where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and "z" equals the number of New Stock shares owned by IMCC. Twenty-five percent (25%) of the Returned Shares Purchase Price shall be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by a promissory note, payable in three years (the "Returned Shares Note"). Subject to applicable Internal Revenue Service rules, the Returned Shares Note shall bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Payment of the Returned Shares Note will be secured by a pledge of the Returned Shares purchased, as converted into share(s) of New Stock, pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares/New Stock to payment of the unpaid balance of the Returned Shares Note. Returned Shares purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Shares Note.

     Set forth in the table below is an illustration of the results of this proposal for hypothetical shareholders owning, immediately prior to the effective date of the transaction, the following numbers of shares of Common
Stock: (i) 10,001 shares (assuming no round up), (ii) 10,001 shares (assuming round up), (iii) 1,000 shares, (iv) 300 shares (assuming no round up), and (v) 300 shares (assuming round up):





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Letter to Shareholders of
Utah Resources International, Inc.
February 10, 1999
Page 5






- ------------------------------------------------------------------------------------------------------------------------
                                                        SHARES OWNED BEFORE STOCK SPLITS
                         10,001 SHARES     10,001 SHARES                            300 SHARES         300 SHARES
RESULTS OF               (ELECTS NOT TO    (ELECT TO ROUND                          (ELECTS NOT TO     (ELECTS TO
STOCK SPLIT              ROUND UP)*        UP)*                  1,000 SHARES*      ROUND UP)          ROUND UP)*
- ------------------------------------------------------------------------------------------------------------------------
Number of shares held    10 Shares         11 Share              1 Share            0 Shares           Shareholder
immediately following                                                                                  purchases
Reverse Stock Split at 1                                                                               fractional shares
for 1,000                                                                                              needed to round-
                                                                                                       up holdings to 1
                                                                                                       whole share
- ------------------------------------------------------------------------------------------------------------------------
Cash to be paid as a     $3.35 cash to     $3,346.65 cash        No cash paid to    $1,005 cash to     $2,345 cash to be
result of completed      be paid by the    to be paid by         shareholder, as    be paid by the     paid by
transaction              Company to        shareholder to        no fractional      Company to         shareholder to the
                         shareholder in    the Company in        shares resulted    shareholder        Company in order to
                         lieu of           order to round                           in lieu of         round up to
                         fractional share  up to the next                           fractional         1,000 shares
                                           increment of                             shares
                                           1,000 shares
- ------------------------------------------------------------------------------------------------------------------------



* Said shareholder is also entitled to participate in the Returned Shares Option offering.



          The foregoing information is qualified in its entirety by the contents of the Notice of Annual Meeting of Shareholders and the Proxy Statement which are enclosed with this letter. If you have any questions regarding the proposed transactions, you may contact Alan B. Roth at (312) 201-2633, or the undersigned at (312) 565-1569.


          It is important that your shares be represented at the meeting regardless of the number of shares you hold. Please take a moment to review the Proxy Statement and complete, sign, and mail the enclosed proxy card in the accompanying return envelope promptly, regardless of whether you intend to be present at the meeting. Your proxy is revocable at any time prior to its use. If you have multiple accounts and receive more than one set of these materials, please be sure to vote each proxy received.

          WE LOOK FORWARD TO SEEING YOU AT THE MEETING.

                                       Sincerely,

                                       UTAH RESOURCES INTERNATIONAL, INC.

                                       JOHN FIFE,
                                       Director, Chairman of the Board, CEO, CFO and President